Exhibit 10.2

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM.

SECURED PROMISSORY NOTE

US $150,000	March 15, 2010

For value received DayStar Technologies, Inc., a Delaware corporation (“Payor”), promises to pay to Peter Alan Lacey (“Lacey”), or his assigns, the principal sum of US $150,000 on the terms set forth below. Interest on the outstanding principal amount shall accrue at the rate of 20% per annum. Interest shall commence on the date hereof and shall continue on the outstanding principal until paid in full. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

This secured promissory note (this “Note”) is issued pursuant to the terms of that certain Purchase Agreement (the “Agreement”) dated as of March 15, 2010 between Payor and Holder. This Note shall be secured pursuant to the terms of that certain Amended and Restated Security Agreement by and between Payor and Holder dated March 15, 2010 and incorporated herein by reference (as amended and/or restated from time to time, the “Security Agreement”).

1. Definitions. The following terms shall have the meanings herein specified:

“Event of Default” means an event specified in Section 3 hereof.

“Holder” means Lacey, and each endorsee, pledgee, assignee, owner and holder of this Note, as such; and any consent, waiver or agreement in writing by the then Holder with respect to any matter or thing in connection with this Note, whether altering any provision hereof or otherwise, shall bind all subsequent Holders. Notwithstanding the foregoing, Payor may treat the registered holder of this Note as Holder for all purposes.

“Lacey RRSP Account” means that certain TD Waterhouse Account 240832S, in trust for Peter Alan Lacey as beneficiary.

“Prior Notes” collectively means (i) that certain Secured Convertible Promissory Note, dated as of September 21, 2009 in the principal amount of $2,000,000 issued by the Payor in favor of the Lacey RRSP Account, (ii) that certain Secured Promissory Note, dated as of December 2, 2009 in the principal amount of $150,000 issued by the Payor in favor of Lacey, (iii) that certain Secured Promissory Note, dated as of December 17, 2009 in the principal amount of $150,000 issued by the Payor in favor of Lacey, (iv) that certain Secured Promissory Note, dated as of December 31, 2009 in the principal amount of $125,000 issued by the Payor in favor of Lacey, (v) that certain Secured Convertible Promissory Note, dated as of January 6, 2010 in the principal amount of $250,000 issued by the Payor in favor of Michael Moretti, (vi) that certain Secured Promissory Note, dated as of January 28, 2010 in the principal amount of $250,000 issued by the Payor in favor of Lacey, (vii) that certain Secured Promissory Note, dated as of February 12, 2010 in the principal amount of $500,000 issued by the Payor in favor of John Gorman.

“Prior Purchase Agreements” collectively means (i) that certain Note Purchase Agreement, dated as of September 18, 2009, by and between the Payor and the Lacey RRSP Account, (ii) that certain Purchase Agreement, dated as of December 2, 2009, by and between the Payor and Lacey, (iii) that certain Purchase Agreement, dated as of December 16, 2009, by and between the Payor and Lacey (iv) that certain Purchase Agreement, dated as of December 31, 2009, by and between the Payor and Lacey (v) that certain Purchase Agreement, dated as of January 6, 2010, by and between the Payor and Michael Moretti; (vi) that certain Purchase Agreement, dated as of January 28, 2010, by and between the Payor and Lacey; (vii) that certain Purchase Agreement, dated as of February 12, 2010, by and between the Payor and John Gorman.

“Prior Security Agreement” means (i) that certain Security Agreement, effective as of September 21, 2009, by and between the Payor and the Lacey RRSP Account; (ii) that certain Security Agreement, effective as of January 6, 2010, by and between the Payor and Michael Moretti; (iii) that certain Security Agreement, effective as of January 28, 2010, by and between the Payor and Lacey, as amended, and (iv) that certain Security Agreement, effective as of February 12, 2010, by and between Payor and John Gorman,

Words of one gender include the other gender; the singular includes the plural; and the plural includes the singular, unless the context otherwise requires.

2. Payment of the Note – Principal and Interest

a. Term. All principal and all unpaid accrued interest above shall be due and payable on or before the 180th day after the date of this Note (the “Maturity Date”). The Maturity Date may be extended by Holder, at the option of Holder and in its sole discretion, effective upon notice of such extension by Holder to Payor not less than 15 calendar days prior to the original Maturity Date. At any time after the Maturity Date (as it may be extended pursuant to this Section 2(a)), Holder may proceed to collect such outstanding principal and accrued interest. All payments of interest and principal shall be in lawful money of the United States of America and shall be made to Holder. All payments shall be applied first to accrued interest, and thereafter to principal.

b. Payment on Event of Default. If any Event of Default occurs hereunder, then, at the option and upon the declaration of Holder of this Note and upon written notice to Payor (which election and notice shall not be required in the case of an Event of Default under Section 3(c) or 3(d)) and Payor’s subsequent failure to cure any such Event of Default under Section 3(d) within thirty (30) days following receipt of such written notice, this Note shall accelerate and all unpaid principal and accrued interest shall become due and payable, and, at any time thereafter, Holder may proceed to collect such outstanding principal and accrued interest.

c. Default Interest. In the event Payor fails to pay the entire unpaid principal balance when due, Payor shall pay a default penalty (the “Default Penalty”) in an amount equal to 6% of the then outstanding principal and accrued and outstanding interest under this Note and the entire unpaid principal balance, accrued and outstanding interest, and the Default Penalty (if not paid) shall thereafter bear interest at a default interest rate equal to the lower of 20% per annum or the highest rate permitted by law.

d. Prepayment. Payor may prepay this Note at any time without penalty.

e. Attorney’s Fees. If an Event of Default shall occur hereunder, Payor shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

3. Events of Default. The occurrence of any one or more of the following, if uncured within 10 days from written notice thereof with respect to subsections (a) and (b) only, shall constitute an “Event of Default”:

a. Payor fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

b. Payor breaches any of its representations, warranties, covenants or agreements set forth in the Agreement, the Prior Purchase Agreements, the Security Agreement, the Prior Security Agreement, the Prior Notes or this Note;

c. Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

d. An involuntary petition is filed against Payor under any bankruptcy statute now or hereafter in effect, unless such petition is dismissed or discharged within sixty (60) days thereafter, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor.

4. Transfer. In order to transfer this Note, Holder, or its duly authorized representative, shall surrender this Note at the office of Payor pursuant to Section 8 hereof, accompanied by an assignment duly executed by Holder hereof, but in no event shall this Note be transferred to a third party unrelated to Holder, unless (i) an Event of Default under Section 3(a) of this Note has been declared by Holder and (ii) Payor shall have received thirty (30) days prior written notice of such proposed transfer. In the event that Holder seeks to make a transfer of this Note in the absence of registration under the Securities Act of 1933 (as amended, the “1933 Act”) and any applicable state securities laws, Holder shall furnish an opinion of counsel satisfactory in form and in substance to the Payor that such transfer is exempt from registration under the 1933 Act and any applicable state securities laws.

5. Loss or Mutilation of Note. Upon receipt by Payor of evidence satisfactory to Payor of the loss, theft, destruction or mutilation of this Note, together with an indemnity reasonably satisfactory to Payor, in the case of loss, theft, or destruction, or the surrender and cancellation of this Note, in the case of mutilation, Payor shall execute and deliver to Holder a new Note of like tenor and denomination as this Note.

6. Waiver or Amendment. Any term of this Note may be amended or waived with the written consent of Payor and Holder. The failure of Holder to enforce at any time any of the provisions of this Note shall not, absent an express written waiver signed by Holder specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of Holder thereafter to enforce each and every such provision. No waiver of any breach of this Note shall be held to be a waiver of any other or subsequent breach.

7. Compliance with Usury Laws. It is the intention of the parties to conform strictly to the applicable usury laws, whether pursuant to state, federal or other applicable law, that are applicable to this Note. All agreements between Payor and Holder, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no event, shall the amount paid or agreed to be paid to Holder under this Note, exceed the maximum amount permissible under applicable usury laws. If, under any circumstances, fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if under any circumstances Holder shall ever receive an amount deemed interest by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and such other indebtedness, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Payor. The terms and provisions of this Section shall control and supersede every other provision of this Note, as applicable.

8. Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Holder to:

Peter Alan Lacey

if to Payor to:

DayStar Technologies, Inc.

2972 Stender Way

Santa Clara, California

Attn: Mr. Magnus Ryde

          Chief Executive Officer

with a copy to:

Greenberg Traurig LLP

One International Place

Boston, MA 02110

Attn: Stephen T. Adams

Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient’s location) or on the day shown on the return receipt (if delivered by mail or delivery service).

9. Headings. The titles and headings to the Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note. This Note shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Note to be drafted.

10. Governing Law; Waiver of Jury Trial. This Note shall be governed by and construed under the laws of the State of California, as applied to agreements among California residents, made and to be performed entirely within the State of California, without giving effect to conflicts of laws principles that would require the application of the laws of any other jurisdiction. THE PARTIES EACH HEREBY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS.

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IN WITNESS WHEREOF, the Payor has executed this Note as of the date first written above.

DayStar Technologies, Inc.,
a Delaware corporation

By:
Name:
Title:

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